Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	BioTelemetry, Inc.
Heather C. Getz
Investor Relations
800-908-7103
investorrelations@biotelinc.com

BioTelemetry, Inc. Reports Fourth Quarter 2017 Financial Results

Company Delivers Record Revenue and Adjusted EBITDA

Exceeds Expectations

Malvern, PA — (GLOBE NEWSWIRE) — February 22, 2018 — BioTelemetry, Inc. (NASDAQ:BEAT), the leading mobile and wireless medical technology company focused on the delivery of health information to improve quality of life and reduce cost of care, today reported results for the fourth quarter ended December 31, 2017.

Company Highlights

•                  Recognized highest quarterly revenue in Company’s history of $91.7 million

•                  Achieved 10% organic revenue growth

•                  Achieved 22nd consecutive quarter of year over year revenue growth

•                  Recorded GAAP net loss attributable to BioTelemetry, Inc. of $15.6 million, impacted by tax reform  and integration related costs, and adjusted net income of $11.3 million

•                  Realized record quarterly adjusted EBITDA of $22.9 million, or 25.0% of revenue

•                  Realized approximately $5.0 million of synergies in the fourth quarter from the integration of LifeWatch, on track to achieve $30.0 million of annualized synergies

President and CEO Commentary

Joseph H. Capper, President and Chief Executive Officer of BioTelemetry, Inc., commented: “2017 was an exceptional year for the Company, having achieved new highs in revenue, adjusted EBITDA and adjusted EBITDA margin in each successive quarter.  Our outstanding fourth quarter results were not driven just by the addition of LifeWatch, but by the successful combination of the two companies, as evidenced by our 10% organic revenue growth.  I am pleased to report that we have been able to grow our business in our top 500 healthcare accounts, which is a major accomplishment during any integration.  This success enabled us to reach $91.7 million of revenue and a 25.0% adjusted EBITDA margin in the quarter, exceeding our expectations.

“As we enter 2018, we are very well positioned for continued success.  We have the largest and most productive sales force in the industry, selling the most comprehensive suite of cardiac monitoring solutions with more products being introduced in 2018.  We are experiencing accelerated growth in our Research business, with double digit growth expected for the year.  Additionally, we have established strategic relationships in our digital population health business, which have the potential to drive significant future growth.  Given these factors, we have an abundance of opportunities on which to capitalize, and we expect 2018 to be another standout year for the Company, with approximately $380 million of revenue and an adjusted EBITDA margin percent in the mid-twenties.”

Fourth Quarter Financial Results

Revenue for the fourth quarter 2017 was $91.7 million compared to $54.0 million for the fourth quarter 2016, an increase of $37.7 million, or 70.0%.

Gross profit for the fourth quarter 2017 was $54.4 million, or 59.3% of revenue, compared to $33.0 million, or 61.2% of revenue, for the fourth quarter 2016.

On a GAAP basis, net loss attributable to BioTelemetry, Inc. for the fourth quarter 2017 was $15.6 million, or a loss attributable to BioTelemetry, Inc. of $0.48 per diluted share, compared to net income of $40.4 million, or $1.30 per diluted share, for the fourth quarter 2016.

On an adjusted basis(1), net income attributable to BioTelemetry, Inc. for the fourth quarter 2017 was $11.3 million, or $0.32 per diluted share.  This compares to adjusted net income of $7.0 million, or $0.23 per diluted share, for the fourth quarter 2016.  This increase was attributable to the LifeWatch acquisition, the 10% organic revenue growth and the continued impact of operational efficiencies in the existing business.  The details regarding the exclusions from adjusted net income are included in the reconciliation tables included in this release.

Conference Call

BioTelemetry, Inc. will host an earnings conference call on Thursday, February 22, at 5:00 PM Eastern Time.  The call will be simultaneously webcast on the investor information page of our website, www.gobio.com.  The call will be archived on our website for two weeks.

About BioTelemetry

BioTelemetry, Inc. is the leading mobile and wireless medical technology company focused on delivery of health information improve quality of life and reduce cost of care.  The Company provides cardiac monitoring, mobile blood glucose monitoring, centralized medical imaging, and original equipment manufacturing that serve both the Healthcare and Clinical Research industries.  More information can be found at  www.gobio.com.

(1)  The Company believes that providing non-GAAP financial measures offers a meaningful representation of the Company’s performance as they exclude expenses that are not necessary to support the Company’s ongoing business.  Please refer to the Company’s “Reconciliation of Non-GAAP Financial Measures” and “Use of Non-GAAP Financial Measures” in this release for additional information.

Cautionary Statement Regarding Forward-Looking Statements

This document includes certain forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These statements may be identified by words such as “expect,” “anticipate,” “estimate,” “intend,” “plan,” “believe,” “promises” and other words and terms of similar meaning.  Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including important factors that could delay, divert, or change any of these expectations, and could cause actual outcomes and results to differ materially from current expectations.  These factors include, among other things, BioTelemetry’s ability to realize the anticipated benefits of the LifeWatch acquisition, our ability to successfully integrate acquisitions into our business and the effect such acquisitions will have on our results of operation, effectiveness of our cost savings initiatives, relationships with our government and commercial payors, changes to insurance coverage and reimbursement levels for our products, the success of our sales and marketing initiatives, our ability to attract and retain talented executive management and sales personnel, our ability to identify acquisition candidates, acquire them on attractive terms and integrate their operations into our business, the commercialization of new products, market factors, internal research and development initiatives, partnered research and development initiatives, competitive product development, changes in governmental regulations and legislation, the continued consolidation of payors, acceptance of our new products and services, patent protection, adverse regulatory action, and litigation success.  For further details and a discussion of these and other risks and uncertainties, please see our public filings with the Securities and Exchange Commission, including our latest periodic report on Form 10-K.  Readers are cautioned not to put undue reliance on forward-looking statements, which reflect only opinions as of the date of this press release.  We do not undertake, and specifically disclaim, any obligation to publicly update or amend any forward-looking statement, whether as a result of new information, future events, or otherwise.

	(unaudited)
	Three Months Ended
Consolidated Statements of Operations	December 31,
(In Thousands, Except Per Share Amounts)	2017	2016
Revenues	91,743	53,957
Cost of revenues	37,318	20,921
Gross profit	54,425	33,036
Gross profit %	59.3%	61.2%

Operating expenses:
General and administrative	27,380	15,300
Sales and marketing	10,271	6,949
Bad debt expense	4,316	2,134
Research and development	2,876	2,467
Other charges	16,894	2,795
Total operating expenses	61,737	29,645

Income (loss) from operations	(7,312)	3,391

Other income (expense):
Interest expense	(2,275)	(428)
Loss on equity method investment	(82)	(103)
Other non-operating income (expense), net	(54)	(25)
Total other income (expense)	(2,411)	(556)

Income (loss) before income taxes	(9,723)	2,835
(Provision for) benefit from income taxes	(6,778)	37,613
Net income (loss)	(16,501)	40,448

Net loss attributable to noncontrolling interests	(908)	—

Net income (loss) attributable to BioTelemetry, Inc.	$(15,593)	$40,448

Net income (loss) per share attributable to BioTelemetry, Inc.:
Basic	$(0.48)	$1.43
Diluted	$(0.48)	$1.30

Weighted average number of common shares outstanding (a):
Basic	32,413	28,248
Diluted	32,413	31,038

(a)         Basic net income (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period.  Diluted net income (loss) per share is computed by giving effect to all potential dilutive common shares, including stock options and restricted stock units (“RSUs”).  If the outstanding options or RSUs were exercised or converted into common stock, the result would be anti-dilutive for the quarter ended December 31, 2017.  Accordingly, basic and diluted net loss per share is the same for the quarter ended December 31, 2017.  Please refer to the reconciliation of Non-GAAP Financial Measures for diluted share count information for the quarter ended December 31, 2017

	Twelve Months Ended
Consolidated Statements of Operations	December 31,
(In Thousands, Except Per Share Amounts)	2017	2016
Revenues	286,776	208,332
Cost of revenues	114,406	78,882
Gross profit	172,370	129,450
Gross profit %	60.1%	62.1%

Operating expenses:
General and administrative	82,983	55,877
Sales and marketing	35,322	28,636
Bad debt expense	13,291	9,931
Research and development	11,101	8,355
Other charges	31,436	8,639
Total operating expenses	174,133	111,438

Income (loss) from operations	(1,763)	18,012

Other income (expense):
Interest expense	(4,897)	(1,830)
Loss on extinguishment of debt	(543)	—
Loss on equity method investment	(384)	(287)
Other non-operating income (expense), net	(2,809)	(125)
Total other income (expense)	(8,633)	(2,242)

Income (loss) before income taxes	(10,396)	15,770
(Provision for) benefit from income taxes	(6,747)	37,667
Net income (loss)	(17,143)	53,437

Net loss attributable to noncontrolling interests	(1,187)	—

Net income (loss) attributable to BioTelemetry, Inc.	$(15,956)	$53,437

Net income (loss) per share attributable to BioTelemetry, Inc.:
Basic	$(0.53)	$1.91
Diluted	$(0.53)	$1.75

Weighted average number of common shares outstanding (a):
Basic	30,386	27,920
Diluted	30,386	30,489

(a)         Basic net income (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period.  Diluted net income (loss) per share is computed by giving effect to all potential dilutive common shares, including stock options, and restricted stock units (“RSUs”).  If the outstanding options or RSUs were exercised or converted into common stock, the result would be anti-dilutive for the year ended December 31, 2017.  Accordingly, basic and diluted net loss per share is the same for the year ended December 31, 2017.  Please refer to the reconciliation of Non-GAAP Financial Measures for diluted share count information for the year ended December 31, 2017.

Reconciliation of Non-GAAP Financial Measures

(In Thousands, Except Per Share Amounts)

	Three Months Ended December 31, 2017
	(unaudited)
2017	Income (loss) from operations	Income (loss) before income taxes	Net income (loss) attributable to BioTelemetry, Inc.	Net income (loss) per share attributable to BioTelemetry Inc.
GAAP	$(7,312)	$(9,723)	$(15,593)	$(0.48)
Non-GAAP Adjustments:
Other charges (a)	16,894	16,894	16,894
LifeWatch amortization (b)	3,263	3,263	3,263
Income tax effect of adjustments (c)	—	—	(2,059)
Impact of tax reform (d)	—	—	8,749
Adjusted	$12,845	$10,434	$11,254	$0.32

Weighted average number of common shares outstanding - diluted				35,044

	Three Months Ended December 31, 2016
	(unaudited)
2016	Income from operations	Income before income taxes	Net income	Net income per share
GAAP	$3,391	$2,835	$40,448	$1.30
Non-GAAP Adjustments:
Other charges (a)	2,795	2,795	2,795
Performance bonus (stock-based comp) (e)	1,297	1,297	1,297
Release of valuation allowance (f)	—	—	(37,554)
Adjusted	$7,483	$6,927	$6,986	$0.23

Weighted average number of common shares outstanding - diluted				31,038

	Three Months Ended December 31,
	(unaudited)
	2017	2016
Net income (loss) attributable to BioTelemetry — GAAP	$(15,593)	$40,448
Net loss attributable to noncontrolling interest	(908)	—
Provision for (benefit from) income taxes	6,778	(37,613)
Total other (income) expense	2,411	556
Other charges (a)	16,894	2,795
Depreciation and amortization expense	11,341	3,650
Stock compensation expense	1,995	2,745
Adjusted EBITDA	$22,918	$12,581

(a)         In the fourth quarter 2017, the Company incurred $16.9 million of other charges due primarily to a $12.1 million asset impairment charge resulting from the LifeWatch acquisition related to certain trade names and internally developed software that are no longer going to be used as a result of rebranding and system rationalization efforts.  The remaining $4.8 million of other charges related to the integration of LifeWatch, the implementation of the new revenue recognition standard, other restructuring activities and ongoing patent litigation partially offset by a reduction in contingent consideration related to the Telcare acquisition.  In the fourth quarter 2016, the Company incurred $2.8 million of other charges related to patent litigation and costs associated with the Company’s 2016 acquisitions.

(b)         In the fourth quarter 2017, the Company recognized $3.3 million of expense related to the amortization of intangibles as a result of the LifeWatch AG acquisition.  The Company has excluded the LifeWatch amortization of intangibles from adjusted net income for year over year comparative purposes.  This was recorded in general and administrative expense.

(c)          Represents the tax effect of the non-GAAP adjustments.

(d)         In December 2017, tax reform was enacted that required the Company to revalue its deferred tax assets based on the prospective lower tax rate of 21% instead of the current federal tax rate of 35%.  This resulted in a one-time tax expense of $8.7 million.

(e)          In the fourth quarter 2016, the first of two performance measures was achieved resulting in $1.3 million of expense paid to a third party in the form of stock-based compensation.  This was a nonrecurring expense for the Company and is the only time in the Company’s history when such a bonus was awarded.  There are no additional agreements outstanding of this nature. This was recorded in general and administrative expense.

(f)           In the fourth quarter 2016, the Company released the tax valuation allowance on its net deferred tax assets.  This reduction resulted in a one-time income tax benefit in the fourth quarter 2016 in the amount of $37.6 million.

Reconciliation of Non-GAAP Financial Measures

(In Thousands, Except Per Share Amounts)

	Twelve Months Ended December 31, 2017
	(unaudited)
2017	Income (loss) from operations	Income (loss) before income taxes	Net income (loss) attributable to BioTelemetry, Inc.	Net income (loss) per share attributable to BioTelemetry Inc.
GAAP	$(1,763)	$(10,396)	$(15,956)	$(0.53)
Non-GAAP Adjustments:
Other charges (a)	31,436	31,436	31,436
LifeWatch amortization (b)	5,982	5,982	5,982
Performance bonus (stock-based comp) (c)	1,533	1,533	1,533
Dept. of Health and Human Services settlement (d)	—	2,500	2,500
Foreign currency option related to LifeWatch acquisition (e)	—	1,322	1,322
Loss on extinguishment of debt (f)	—	543	543
Gain on legal settlement (g)	—	(1,333)	(1,333)
Income tax effect of adjustments (h)	—	—	(2,699)
Impact of tax reform (i)	—	—	8,749
Adjusted	$37,188	$31,587	$32,077	$0.97

Weighted average number of common shares outstanding - diluted				33,049

	Twelve Months Ended December 31, 2016
	(unaudited)
2016	Income from operations	Income before income taxes	Net income	Net income per share
GAAP	$18,012	$15,770	$53,437	$1.75
Non-GAAP Adjustments:
Other charges (a)	8,639	8,639	8,639
Performance bonus (stock-based comp) (c)	1,297	1,297	1,297
Release of valuation allowance (j)	—	—	(37,554)
Adjusted	$27,948	$25,706	$25,819	$0.85

Weighted average number of common shares outstanding - diluted				30,489

	Twelve Months Ended December 31,
	(unaudited)
	2017	2016
Net income (loss) attributable to BioTelemetry — GAAP	$(15,956)	$53,437
Net loss attributable to noncontrolling interest	(1,187)	—
Provision for (benefit from) income taxes	6,747	(37,667)
Total other (income) expense	8,633	2,242
Other charges (a)	31,436	8,639
Depreciation and amortization expense	27,900	14,269
Stock compensation expense	7,680	6,502
Adjusted EBITDA	$65,253	$47,422

(a)         For the twelve months ended December 31, 2017, the Company incurred $31.4 million of other charges primarily due to a $12.1 million asset impairment charge resulting from the LifeWatch acquisition related to certain trade names and internally developed software that are no longer going to be used as a result of rebranding and system rationalization efforts and $17.1 million related to the acquisition and integration of LifeWatch AG.  The remaining $2.2 million of other charges resulted from other restructuring activities, ongoing patent litigation and the implementation of the new revenue recognition standard partially offset by a reduction in contingent consideration related to the Telcare acquisition.  For the twelve months ended December 31, 2016, the Company incurred $8.6 million of other charges related to patent litigation and costs associated with the Company’s 2016 acquisitions.

(b)         For the twelve months ended December 31, 2017, the Company recognized $6.0 million of expense related to the amortization of intangibles as a result of the LifeWatch AG acquisition.  The Company has excluded the LifeWatch amortization of intangibles from adjusted net income for year over year comparative purposes.  This was recorded in general and administrative expense.

(c)          For the twelve months ended December 31, 2017, the Company incurred $1.5 million for the second half of a one-time performance bonus paid to a third party in the form of stock-based compensation.  The first of two performance measures was achieved in the fourth quarter 2016, resulting in $1.3 million of expense at that time.  The second performance measure was achieved in the first quarter 2017, resulting in $1.5 million of expense.  This is a nonrecurring expense for the Company and is the only time in the Company’s history when such a bonus was awarded.  There are no additional agreements outstanding of this nature. This was recorded in general and administrative expense.

(d)         During the first quarter 2017, the Company reached a $2.5 million settlement with the United States Department of Health and Human Services.  This was related to the conclusion of an investigation into the theft of two unencrypted laptop computers that occurred in 2011.  This was recorded in other non-operating income (expense), net.

(e)          For the twelve months ended December 31, 2017, the Company incurred $1.3 million of expense for a foreign currency option related to the acquisition of LifeWatch AG which is included in other non-operating income (expense), net.

(f)           During the third quarter 2017, in connection with the acquisition of LifeWatch AG, the Company entered into a credit agreement with SunTrust Bank, as a lender and an agent for the lenders.  This credit agreement provided the Company a term loan for $205.0 million and a $50.0 million revolving credit facility which remains undrawn.  A portion of the proceeds from the term loan were used to pay off the Company’s existing credit agreement with Healthcare Financial Solutions LLC, formerly General Electric Capital Corporation.  As a result, the Company had a loss of $0.5 million on the extinguishment of the debt which was recorded in loss on extinguishment of debt.

(g)          In the third quarter 2017, the Company reached a settlement with the seller of Mednet Healthcare Technologies, Inc. and related companies, which the Company acquired in early 2014.  The Company sought indemnification for alleged breaches of certain representations and warranties.  As part of the settlement, common stock with a fair value of $2.7 million was returned to the Company.  The value of the stock exceeded the indemnification asset of $1.4 million previously recorded by the Company, resulting in a gain of $1.3 million which is included in other non-operating income (expense), net.

(h)         Represents the tax effect of the non-GAAP adjustments.

(i)             In December 2017, tax reform was enacted that required the Company to revalue its deferred tax assets based on the prospective lower tax rate of 21% instead of the current federal tax rate of 35%.  This resulted in a one-time tax expense of $8.7 million.

(j)            In the fourth quarter 2016, the Company released the tax valuation allowance on its net deferred tax assets.  This reduction resulted in a one-time income tax benefit in the fourth quarter 2016 in the amount of $37.6 million.

Use of Non-GAAP Financial Measures

In addition to the results prepared in accordance with generally accepted accounting principles in the United States, or GAAP, this press release also includes certain financial measures which have been adjusted and are not in accordance with generally accepted accounting principles (“Non-GAAP financial measures”).  These Non-GAAP financial measures include adjusted income from operations, adjusted net income, adjusted net income per diluted share and adjusted EBITDA.  In accordance with Regulation G of the Securities and Exchange Commission, the Company has provided a reconciliation of these Non-GAAP financial measures with the most directly comparable financial measure calculated in accordance with GAAP.

These Non-GAAP financial measures are not intended to replace GAAP financial measures.  They are presented as supplemental measures of our performance in an effort to provide our stakeholders better visibility into the Company’s ongoing operating results and to allow for comparability to prior periods as well as to other companies’ results.  Management uses these Non-GAAP financial measures to assess the financial health of the Company’s ongoing operating performance.  Management encourages our stakeholders to consider all of our financial measures and to not rely on any single financial measure to evaluate our performance.

Adjusted net income attributable to BioTelemetry, Inc. for the fourth quarter 2017 excludes other charges of $16.9 million driven by a $12.1 million asset impairment charge related to certain trade names and internally developed software that are no longer going to be used as a result of rebranding and system rationalization efforts, $4.4 million related to the integration of LifeWatch, $1.0 million for other restructuring activities, ongoing patent litigation and the implementation of the new revenue recognition standard offset by a $0.6 million reduction in contingent consideration related to the Telcare acquisition.  Adjusted net income attributable to BioTelemetry, Inc. for the fourth quarter 2017 also excludes $3.3 million of amortization expense related to LifeWatch intangibles, $8.7 million of tax expense related to the one-time revaluation of the Company’s deferred tax assets resulting from the reduction of the federal tax rate from 35% to 21% stemming from tax reform enacted in December 2017 and the tax effect of these adjustments.  By excluding expenses that are considered not necessary to support the ongoing business or, are nonrecurring in nature or which limit year over year comparability, the Company believes that these Non-GAAP financial measures offer a meaningful representation of the Company’s ongoing operating performance.  Included in these excluded items are transaction related expenses, primarily legal and professional fees, legal fees related to patent litigation, costs related to restructuring programs aimed at streamlining operations and reducing future expense as well as other one-time items.  These excluded charges are not part of the ongoing operations, and therefore, not reflective of the Company’s core operations.  The Company views patent litigation as an extreme measure not typically required in our industry to protect a company’s intellectual property and which has not been common practice for the Company.  The Company commenced patent litigation proceedings after the Company uncovered specific evidence of four distinct cases of misappropriation and infringement.  The Company can choose to resolve the outstanding matters and terminate the expense at any time.  The Company also included the income tax effect of these adjustments.

Adjusted net income for the fourth quarter 2016 excludes $2.8 million of other charges related to patent litigation and costs associated with the Company’s 2016 acquisitions, $1.3 million of expense paid to a third party in the form of stock-based compensation, and a $37.6 million benefit related to the release of the Company’s tax valuation allowance on its net deferred tax assets.

Adjusted net income attributable to BioTelemetry, Inc. for the twelve months ended December 31, 2017 excludes other charges of $31.4 million driven by $17.1 million related to the acquisition of LifeWatch, a $12.1 million asset impairment charge related to certain trade names and internally developed software that are no longer going to be used as a result of rebranding and system rationalization efforts, $3.1 million for other restructuring activities and the implementation of the new revenue recognition standard and $1.1 million for ongoing patent litigation offset by a $2.0 million reduction in contingent consideration related to the Telcare acquisition.  Adjusted net income attributable to BioTelemetry, Inc. for the twelve months ended December 31, 2017 also excludes $8.7 million of tax expense related to the one-time revaluation of the Company’s deferred tax assets resulting from the reduction of the prospective federal tax rate from 35% to 21% stemming from tax reform enacted in December 2017, $6.0 million of amortization of intangibles related to LifeWatch, a $2.5 million non-operating charge recorded for a settlement with the Department of Health and Human Services related to the theft of two unencrypted laptops in 2011, a $1.5 million one-time performance bonus paid to a third party in the form of stock-based compensation, $1.3 million of expense for a foreign currency option related to the acquisition of LifeWatch AG, a $1.3 million gain on a legal settlement, a $0.5 million loss on the extinguishment of the Company’s previous debt and the tax effect of these adjustments.  By excluding expenses that are considered not necessary to support the ongoing business, or which limit year over year comparability, are nonrecurring in nature, the Company believes that these Non-GAAP financial measures offer a meaningful representation of the Company’s ongoing operating performance.  Included in these excluded items are transaction related expenses, primarily legal and professional fees, legal fees related to patent litigation, costs related to restructuring programs aimed at streamlining operations and reducing future expense as well as other one-time items.  These excluded charges are not part of the ongoing operations, and therefore, not reflective of the Company’s core operations.  The Company views patent litigation as an extreme measure not typically required in our industry to protect a company’s intellectual property and which has not been common practice for the Company.  The Company commenced patent litigation proceedings after the Company uncovered specific evidence of four distinct cases of misappropriation and infringement.  The Company can choose to resolve the outstanding matters and terminate the expense at any time.  The Company also excluded the second half of a one-time performance bonus paid to a third party in the form of stock-based compensation.  The first of two performance measures was achieved in the fourth quarter 2016, resulting in $1.3 million of expense at that time.  The second performance measure was achieved in the first quarter 2017, resulting in $1.5 million of expense.  This is the first time in the Company’s history that such a bonus was offered and issued and the expense is nonrecurring.  There are no additional agreements outstanding of this nature.  The Company also included the income tax effect of these adjustments.

Adjusted net income for the twelve months ended December 31, 2016 excludes $8.6 million of other charges related to patent litigation and costs associated with the Company’s 2016 acquisitions, $1.3 million of expense paid to a third party in the form of stock-based compensation, and a $37.6 million benefit related to the release of the Company’s tax valuation allowance on its net deferred tax assets.

In addition to adjusted income from operations, adjusted net income and adjusted net income per diluted share, we also present adjusted EBITDA.  This Non-GAAP financial measure excludes income taxes, interest, noncontrolling interest, Other charges, other excluded items included in total other income (expense), depreciation and amortization and stock compensation expense.  EBITDA is a widely accepted financial measure which we believe our stakeholders use to compare our ongoing financial performance to that of other companies.  Adjusting our EBITDA for Other charges and other one-time items is a meaningful financial measure as we believe it is an indication of our ongoing operations.  In addition, we also add back stock compensation expense because it is non-cash in nature.  Other companies in our industry may calculate adjusted EBITDA in a different manner.